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EXHIBIT 99.1


MIRACOR DIAGNOSTICS REPORTS 2ND QUARTER RESULTS

SAN DIEGO--August 15, 2005--Miracor Diagnostics, Inc. (OTCBB: MRDG) today reported net revenue was $5,184,682 for the three months ended June 30, 2005, a 4% increase compared to net revenue of $4,972,630 for the same period in 2004. Net income was $203,265 ($0.01 per share) compared to a net loss of $289,071 ($0.02 per share) in 2004, an increase of $492,336.

For the six months ended June 30, 2005, net revenue was $10,083,485 as compared to $9,657,355 for the same period in 2004. Net income was $918,763 ($0.06 per share) as compared to a net loss of $473,483 ($0.03 per share) for the same period in 2004, an increase of $1,392,246. Net income for the six months ended June 30, 2005 included a gain on sale of assets of $540,573. Excluding the gain, net income was $378,190 ($0.02 per share).

                             Miracor Diagnostics Inc. and Subsidiaries
                               Consolidated Statements of Operations


                                   Three months ended June 30,         Six months ended June 30,
                                     2005              2004              2005             2004
                                 ------------      ------------      ------------     ------------
Net revenue                      $  5,184,682      $  4,972,630      $ 10,083,485     $  9,657,355
Net income from
  Continuing Operations          $    281,918      $     80,285      $    453,927     $    105,293
Net income (loss) from
  Discontinued Operations        $    (78,653)     $   (369,356)     $    464,836     $   (578,776)
Net income (loss)                $    203,265      $   (289,071)     $    918,763     $   (473,483)

Continuing Operations:
   Basic EPS                     $       0.02      $      (0.00)     $       0.03     $       0.01
   Diluted EPS                   $       0.02      $      (0.00)     $       0.02     $       0.01

Discontinued Operations:
   Basic and diluted EPS         $      (0.01)     $      (0.02)     $       0.03     $      (0.04)

Net Income (Loss):
   Basic EPS                     $       0.01      $      (0.02)     $       0.06     $      (0.03)
   Diluted EPS                   $       0.01      $      (0.02)     $       0.05     $      (0.03)

Weighted Shares Outstanding:
   Basic                           16,525,765        16,117,391        16,484,269       16,074,268
   Fully Diluted                   17,392,567        16,117,391        17,460,734       16,074,268

"We are pleased with the progress of the Company this year. Our focus this last eighteen months has been to return the Company to positive cash flow and profitability. We have accomplished that goal over the first half of 2005," stated M. Lee Hulsebus, Miracor's Chairman and CEO. "As we move forward, our challenge will be to further our growth through acquisitions while continuing to improve our cash flow and profitability in our existing centers."


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IMPROVEMENT IN CONTINUING OPERATIONS
Income from continuing operations was $453,927 for the six months ended June 30, 2005 compared to $105,293 for the same period in 2004, an improvement of $348,634. Earnings before interest expense, taxes, depreciation and amortization (EBITDA) from continuing operations, not including the gain on sale, was $1,901,687 for the six months ended June 30, 2005 as compared to $1,734,489 for the same period in 2004, a 10% increase. Current assets less current liabilities (working capital) stands at $957,437 at June 30, 2005 compared to a negative working capital of $422,624 at December 31, 2004. The improvement in working capital is due to a substantial restructuring of several of Miracor's notes payable and capital leases.

ABOUT THE COMPANY
Miracor has been operating high-quality freestanding diagnostic imaging centers since 1998. We are an independent provider of medical diagnostic imaging services; specifically magnetic resonance imaging ("MRI") and computed tomography ("CT") services through our network of company-owned and operated fixed-site, freestanding outpatient facilities. We operate 13 wholly-owned centers in three regional markets: the West Coast, the Southeast and the Midwest. Our centers, all of which operate from facilities leased from third parties, are located in the following five states: California, Florida, Illinois, Ohio and Oregon. We derive substantially all of our revenue, directly or indirectly, from fees charged for the diagnostic imaging services performed at our facilities with 81% of our 2004 revenues derived from MRI services, 10% from CT services and 9% from other diagnostic imaging services for the year ended December 31, 2004.

We target our growth/expansion in the areas in which we currently operate. Our clustering strategy brings many benefits including lower costs, management coverage and name recognition. All of our facilities employ modern equipment and technology in modern, patient-friendly settings. Our facilities range from single-modality MRI to multi-modality offering various combinations of MRI, CT, mammography, ultrasound, bone densitometry, diagnostic radiology, or X-ray and fluoroscopy.

Most of the centers offer open MRI equipment that affords greater patient comfort especially for larger or claustrophobic patients. All of our MRI equipment has the most recent software upgrades for enhanced imaging quality. We believe there is a continuing trend towards the movement out of hospitals and into freestanding centers. The outpatient market for diagnostic imaging now exceeds that of the inpatient market. This is due to a number of factors including increased efficiencies of outpatient services, the patient-friendly nature of independent centers and federal regulatory changes that favor the outsourcing of diagnostic imaging services by hospitals.


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At our facilities, we provide all of the equipment as well as all non-medical operational, management, financial and administrative services necessary to provide diagnostic imaging services. Miracor delivers these imaging services tailored to the needs of the patient, physician and local health care markets.

Miracor operates the following 13 diagnostic imaging centers in the following 3 regions:

WEST COAST DIVISION (5)                  SOUTHEAST DIVISION (3)            MIDWEST DIVISION (5)
CALIFORNIA         OREGON                FLORIDA                           ILLINOIS            OHIO
----------         ------                -------                           --------            ----
Laguna Niguel      Coos Bay              Jacksonville                      Carol Stream        Perrysburg
Long Beach (2)                           Kissimmee                         Oak Brook           Sylvania
Santa Barbara                            Orlando                           Woodridge

For more information, visit www.miracor.net.

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE ARE BASED UPON VARIOUS ASSUMPTIONS, AND CERTAIN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION (SEC). MIRACOR DIAGNOSTICS INC. ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

CONTACT:
MIRACOR DIAGNOSTICS, INC. (858) 455-7127
    M. LEE HULSEBUS, CHAIRMAN AND CEO, EXT. 11
    ROSS SEIBERT, CFO, EXT. 13


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